[LETTERHEAD OF STIFEL, NICOLAUS & COMPANY, INCORPORATED]




May 12, 2010

VIA FACSIMILE AND EDGAR
-----------------------
(202) 772-9216

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

     Re:  Colonial Financial Services, Inc.
          Registration Statement on Form S-1 (Registration Number 333-165532) Request for Acceleration of Effectiveness

Ladies and Gentlemen:

     In accordance with Rule 461 of Regulation C promulgated under the Securities Act of 1933, we hereby join Colonial Financial Services, Inc. in requesting that the effective date of the above-referenced Registration Statement be accelerated so that it will become effective at 12:00 noon on May 14, 2010, or as soon thereafter as may be practicable.

                                       Very Truly Yours,

                                       Stifel, Nicolaus & Company, Incorporated

                                       /s/ Robin Suskind
                                       ----------------------------------------
                                       Name:  Robin Suskind
                                       Title: Managing Director